Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2023 FOURTH QUARTER AND
FULL YEAR 2023 RESULTS

–Fourth quarter revenue of $230.7 million, net loss of $9.4 million and Adjusted EBITDA of $48.8 million
–2023 full year revenue of $1.1 billion, net income of $255.8 million and Adjusted EBITDA of $222.5 million
–In January 2024 completed $213.5 million sale of the Nevada distributed gaming business; combined with non-core divestitures in 2023, generated over $600 million total proceeds
–Over $60 million of debt repaid in the fourth quarter; $239 million of total debt repaid in 2023
–Initiated recurring quarterly cash dividend of $0.25 per share

LAS VEGAS – February 29, 2024 – Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden Entertainment” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2023. In addition, on February 27, 2024, the Company’s Board of Directors declared a recurring quarterly cash dividend of $0.25 per share of the Company’s outstanding common stock, the first of which is payable on April 4, 2024 to shareholders of record as of March 18, 2024.
Blake Sartini, Chairman and Chief Executive Officer of Golden, commented, “In January, we completed the sale of our Nevada distributed gaming business, completing a year-long process of divesting our non-core assets that also included the sale of our casino resort in Maryland and our Montana distributed gaming business. Following these transactions, our portfolio is comprised of Nevada casino resorts, Nevada locals casinos and Nevada’s largest branded tavern portfolio, all of which are expected to benefit from Nevada’s positive economic trends. The completion of our non-core divestitures generated significant cash proceeds, which strengthened our balance sheet, created strategic and financial flexibility, and facilitates returning capital to our shareholders.”
On January 10, 2024, the Company completed the previously disclosed sale of its distributed gaming operations in Nevada to an affiliate of J&J Ventures Gaming, LLC for cash consideration of approximately $213.5 million, subject to customary working capital and other adjustments, plus purchased cash (comprised of cash and cash equivalents related to such operations at the time of closing) of approximately $37.5 million.
During the fourth quarter of 2023, the Company repurchased $59.0 million in principal amount of its senior unsecured notes in open market transactions, thereby reducing the aggregate principal amount of the senior unsecured notes outstanding to $276.5 million. The Company repaid $238.6 million of its debt obligations in 2023.
Consolidated Results
Fourth quarter 2023 revenues were $230.7 million, compared to $279.7 million for the fourth quarter of 2022. Net loss for the fourth quarter of 2023 was $9.4 million, or a loss of $0.33 per share, primarily as a result of an asset impairment charge of $12.1 million related to the Colorado Belle Casino Resort, the operations of which remain suspended. Fourth quarter of 2022 net income was $11.1 million, or $0.35 per fully diluted share. Fourth quarter 2023 Adjusted EBITDA was $48.8 million, compared to Adjusted EBITDA of $63.7 million for the fourth quarter of 2022. The year-over-year declines in revenues and Adjusted EBITDA were primarily due to the exclusion in the

2023 fourth quarter of results for the Company’s Rocky Gap Casino Resort and distributed gaming operations in Montana that were sold on July 25, 2023 and September 13, 2023, respectively.
For both the full year 2023 and 2022, revenues were $1.1 billion. Net income for the full year 2023 was $255.8 million, or $8.31 per fully diluted share, compared to net income of $82.3 million, or $2.61 per fully diluted share, for the full year 2022. Net income and diluted earnings per share for the full year 2023 include the benefit of the $303.2 million gain on the sales of the Rocky Gap Casino Resort and distributed gaming operations in Montana. During 2023, the Company incurred transaction costs of $8.3 million and $0.8 million on the sales of the Rocky Gap Casino Resort and distributed gaming operations in Montana, respectively, and $0.4 million in transaction costs related to the sale of the Nevada distributed gaming operations sold subsequent to the fiscal year end. Full year 2023 Adjusted EBITDA of $222.5 million declined from Adjusted EBITDA of $267.1 million for the full year 2022 primarily due to the exclusion of the results for the businesses sold in 2023.
Debt and Liquidity
As of December 31, 2023, the Company’s total principal amount of debt outstanding was $677.7 million, consisting primarily of $398.0 million in outstanding term loan borrowings and $276.5 million of senior unsecured notes. As of December 31, 2023, the Company had cash and cash equivalents of $197.6 million, which excludes the proceeds from the sale of the Company’s distributed gaming operations in Nevada that closed on January 10, 2024. There continues to be no outstanding borrowings under the Company’s $240 million revolving credit facility.
Investor Conference Call and Webcast
The Company will host a webcast and conference call today, February 29, 2024 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time), to discuss the 2023 fourth quarter and full year results. The conference call may be accessed live over the phone by dialing (833) 816-1405 or (412) 317-0498 for international callers. A replay will be available beginning at 7:00 p.m. Eastern Time today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the passcode is 10185511. The replay will be available until March 7, 2024. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. In addition, forward-looking statements in this press release include, without limitation statements regarding: the Company’s strategies, objectives, business opportunities and plans; anticipated future growth and trends in the Company’s business or key markets; the payment of recurring quarterly cash dividends; projections of future financial condition, operating results or other financial items; and other characterizations of future events or circumstances as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause the actual results to differ materially include: changes in national, regional and local economic and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; reliance on key personnel (including our Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and its ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions (including weather or road conditions that limit access to the Company’s properties); the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.
Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA because it is the primary metric used by its chief operating decision makers and investors in measuring both the Company’s past and future expectations of performance. Adjusted EBITDA provides useful information to the users of the Company’s financial statements by excluding specific expenses and gains that the Company believes are not indicative of its core operating results. Further, the Company’s annual performance plan used to determine compensation for its executive officers and employees is tied to the Adjusted EBITDA metric. It is also a measure of operating performance widely used in the gaming industry.
The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. In addition, other companies in gaming industry may calculate Adjusted EBITDA differently than the Company does.
The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, impairment of assets, severance expenses, preopening and related expenses, gain or loss on disposal of assets and businesses, share-based compensation expenses, non-cash lease expense, and other non-cash charges that are deemed to be not indicative of the Company’s core operating results, calculated before corporate overhead (which is not allocated to each reportable segment).
About Golden Entertainment
Golden Entertainment owns and operates a diversified entertainment platform, consisting of a portfolio of gaming and hospitality assets that focus on casino and branded tavern operations. Golden Entertainment owns eight casinos and 69 gaming taverns in Nevada, operating over 5,600 slots, 100 table games, and over 6,000 hotel rooms. For more information, visit www.goldenent.com.

Contacts
Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Richard Land
President and Chief Financial Officer	JCIR
(702) 893-7777	(212) 835-8500 or gden@jcir.com

Golden Entertainment, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues
Gaming	$138,682	$185,020	$674,301	$760,906
Food and beverage	45,096	45,421	182,408	175,363
Rooms	31,737	32,639	124,649	122,324
Other	15,176	16,630	71,791	63,126
Total revenues	230,691	279,710	1,053,149	1,121,719
Expenses
Gaming	72,803	105,553	379,929	428,984
Food and beverage	34,130	34,770	135,373	131,863
Rooms	16,179	15,787	62,297	56,414
Other operating	5,193	6,036	22,415	19,889
Selling, general and administrative	58,709	57,818	255,565	235,404
Depreciation and amortization	21,758	24,229	88,933	100,123
(Gain) loss on disposal of assets	(103)	(1)	(228)	934
Loss (gain) on sale of businesses	2,650	—	(303,179)	—
Preopening expenses	185	100	760	161
Impairment of assets	12,072	—	12,072	—
Total expenses	223,576	244,292	653,937	973,772
Operating income	7,115	35,418	399,212	147,947
Non-operating expense
Interest expense, net	(13,170)	(17,925)	(65,515)	(63,490)
Loss on debt extinguishment and modification	(1,329)	(178)	(1,734)	(1,590)
Total non-operating expense, net	(14,499)	(18,103)	(67,249)	(65,080)
(Loss) income before income tax provision	(7,384)	17,315	331,963	82,867
Income tax provision	(1,988)	(6,258)	(76,207)	(521)
Net (loss) income	$(9,372)	$11,057	$255,756	$82,346

Weighted-average common shares outstanding
Basic	28,627	28,507	28,653	28,662
Diluted	28,627	31,230	30,781	31,514
Net (loss) income per share
Basic	$(0.33)	$0.39	$8.93	$2.87
Diluted	$(0.33)	$0.35	$8.31	$2.61

Golden Entertainment, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues
Nevada Casino Resorts (1)	$104,796	$104,161	$413,058	$406,950
Nevada Locals Casinos (2)	38,467	40,105	157,435	157,514
Maryland Casino Resort (3)	—	17,948	43,456	78,010
Nevada Taverns (4)	27,763	26,884	109,215	109,965
Distributed Gaming (5)	59,323	90,316	320,680	365,472
Corporate and other	342	296	9,305	3,808
Total Revenues	$230,691	$279,710	$1,053,149	$1,121,719

Adjusted EBITDA
Nevada Casino Resorts (1)	$29,664	$32,515	$120,256	$135,104
Nevada Locals Casinos (2)	17,337	19,197	73,846	75,848
Maryland Casino Resort (3)	—	5,123	12,652	25,383
Nevada Taverns (4)	8,175	7,872	32,682	37,610
Distributed Gaming (5)	6,370	10,667	34,545	44,021
Corporate and other	(12,786)	(11,690)	(51,459)	(50,886)
Total Adjusted EBITDA	$48,760	$63,684	$222,522	$267,080
Adjustments
Depreciation and amortization	(21,758)	(24,229)	(88,933)	(100,123)
Non-cash lease expense	29	(52)	15	(165)
Share-based compensation	(2,851)	(3,164)	(13,476)	(13,433)
Gain (loss) on disposal of assets	103	1	228	(934)
(Loss) gain on sale of businesses	(2,650)	—	303,179	—
Loss on debt extinguishment and modification	(1,329)	(178)	(1,734)	(1,590)
Preopening and related expenses (6)	(185)	(100)	(760)	(161)
Severance expenses	(21)	(83)	(149)	(378)
Impairment of assets	(12,072)	—	(12,072)	—
Other, net	(2,240)	(639)	(11,342)	(3,939)
Interest expense, net	(13,170)	(17,925)	(65,515)	(63,490)
Income tax provision	(1,988)	(6,258)	(76,207)	(521)
Net (loss) income	$(9,372)	$11,057	$255,756	$82,346
(1)    Comprised of The STRAT Hotel, Casino & Tower, Aquarius Casino Resort and Edgewater Casino Resort.
(2)    Comprised of Arizona Charlie’s Boulder, Arizona Charlie’s Decatur, Gold Town Casino, Lakeside Casino & RV Park and Pahrump Nugget Hotel Casino.
(3)    Comprised of the operations of the Rocky Gap Casino Resort, which was sold on July 25, 2023.
(4)    Comprised of the operations of the Company’s 69 branded tavern locations.
(5)    Comprised of distributed gaming operations in Nevada and Montana. On September 13, 2023, the Company completed the sale of its distributed gaming operations in Montana. Subsequent to the fiscal year end, the Company completed the sale of its distributed gaming operations in Nevada on January 10, 2024.
(6)    Preopening and related expenses consist of labor, food, utilities, training, initial licensing, rent and organizational costs incurred in connection with the opening of branded tavern and casino locations as well as food and beverage and other venues within the Company’s casino locations.
5